Exhibit 10.13

EMPLOYMENT AGREEMENT
AMENDMENT # 2

This Employment Agreement Amendment #2 (“Amendment #2”) is entered into as of December 31, 2012, by and between TRINITY CAPITAL CORPORATION, a New Mexico corporation (“Trinity”), LOS ALAMOS NATIONAL BANK, a national banking association (“LANB”), TITLE GUARANTY & INSURANCE COMPANY, a New Mexico corporation (“Title Guaranty”), each with their principal offices in Los Alamos, New Mexico (collectively, the “Companies”), and WILLIAM C. ENLOE (“Enloe”), and describes the terms and conditions modifying the Employment Agreement (the “Employment Agreement”) between Companies and Enloe dated January 16, 2007, as amended.

WHEREAS, the parties wish to modify certain terms and conditions of the Employment Agreement as provided herein to comply with recent changes in the laws and regulations.

NOW, THEREFORE, in consideration of the mutual promises and upon the terms and conditions set forth below, the parties agree as follows:

1.	Section 4 of the Employment Agreement is revised to read as follows:

“Termination Other than For Cause.  Trinity may terminate Enloe’s employment under this Agreement without Cause at any time upon sixty (60) days prior written notice.  Upon termination without Cause, Trinity shall pay Enloe an amount equal to his annual Base Salary in one lump sum on the sixtieth (60th) day following termination of employment provided that Enloe has not later than thirty (30) days following his termination of employment provided Trinity with the release required by Section 10 hereof.  In addition, Trinity shall pay Enloe any earned and unpaid Base Salary and vacation pay earned as of the Date of Termination, and shall have no further obligations to Enloe under this Agreement.”

2.	Section 10 of the Employment Agreement is revised to read as follows:

“Release of Employment Claims.  Enloe agrees, as a condition to receipt of the payments and benefits provided in Section D, that he will execute and return to Trinity no later than thirty (30) days after the date of his termination of employment a comprehensive release, releasing any and all claims arising out of his employment (other than enforcement of this Agreement and his rights under any of Trinity’s incentive compensation and employee benefit plans and programs to which he is entitled under this Agreement) upon termination from the Companies for any reason.”

IN WITNESS WHEREOF, the Companies have caused this Employment Agreement Amendment #2 to be executed by its duly authorized officer and William C. Enloe has hereunto signed this Amendment #2 on the date first above written.

WILLIAM C. ENLOE	TRINITY CAPITAL CORPORATION

/ s/ William C. Enloe	/s/ Arthur B. Montoya, Jr.
William C. Enloe	By: Arthur B. Montoya, Jr.
Its: Director

LOS ALAMOS NATIONAL BANK

/s/ Arthur B. Montoya, Jr.
By: Arthur B. Montoya, Jr.
Its: Director